Exhibit 10.1

OPTION TERMINATION AGREEMENT

This OPTION TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2019 (the “Effective Date”), by and between GlobalSCAPE, Inc., a Delaware corporation (the “Company”), and James W. Albrecht, Jr. (the “Option Holder”).

WHEREAS, the Company has previously granted to the Option Holder, pursuant to the Company’s 2010 Employee Long-Term Equity Incentive Plan and the Company’s 2016 Employee Long-Term Equity Incentive Plan, as applicable (the “Plans”), options (the “Options”) to purchase an aggregate of 425,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), which Options are evidenced by the stock option agreements identified on Exhibit A hereto (collectively, the “Option Agreements”) and of which 325,000 shares are fully vested as of the Effective Date;

WHEREAS, the Company and the Option Holder had previously entered into that certain Consulting Agreement, dated March 3, 2018, pursuant to which the period during which the Option Holder may exercise certain Options outstanding and vested as of March 2, 2018 extended until May 31, 2019;

WHEREAS, the Company and the Option Holder wish to enter into this Agreement to terminate the Options and Option Agreements in exchange for payment to the Option Holder pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Option Holder and the Company hereby agree as follows:

1.                  Termination of Options; Waiver of Notice. Effective as of the Effective Date, the Option Holder hereby relinquishes all of his right, title and interest in and to all of the Options, and all of his rights to now or hereafter purchase or acquire any shares of Common Stock pursuant to the Option Agreements, and all Options and corresponding Option Agreements shall each be deemed to be automatically and irrevocably cancelled, terminated, null and void as of the Effective Date. The Option Holder hereby waives any notice rights under the Plans and any Option Agreements previously entered into between the Company and the Option Holder. The Option Holder agrees that any Option Agreements are terminated as of the Effective Date with no further liability or obligation on the part of the Company or the Option Holder thereunder, except as provided in this Agreement.

2.                  Payment of Option Termination Amount. In consideration of the termination of the Options as contemplated by Section 1 and the waiver and other acknowledgements in this Agreement, as of the Effective Date, the Option Holder will be entitled to receive a lump sum payment equal to $548,500, payable by automated clearing house transfer of immediately available funds to the bank account designated by the Option Holder on Exhibit B hereto within one (1) business day following Effective Date (subject to all applicable local, state, foreign and federal taxes required to be withheld), subject to delivery of this Agreement, duly executed by the Option Holder, to the Company.

3.                  Withholding and Tax Matters. The parties agree and acknowledge that the Option Holder is responsible for payment of all taxes legally imposed upon the Option Holder in connection with the cancellation of the Options and the payment contemplated by Section 2, and the Company shall not have any liability to the Option Holder or any other party with respect to any such taxes. The payment contemplated by Section 2 is subject to applicable tax and other withholdings required by law. Accordingly, in making the payment contemplated by Section 2, the Company will withhold such amounts as set forth in Exhibit C. and will pay such withheld amounts to the applicable taxing authorities on behalf of Option Holder. The Option Holder hereby acknowledges that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the terms of this Agreement. The Company will issue to the Option Holder a Form W-2 by January 31, 2020, that reflects the gross amount of the payment contemplated by Section 2 and amounts withheld for taxes pursuant to this Section 3.

4.                  Surrender of Option Agreements. Contemporaneously with the execution and delivery of this Agreement, the Option Holder is delivering to the Company all copies of the originally executed Option Agreements, if any, in the possession of the Option Holder. At or after the Effective Date, each original copy of such Option Agreements shall be marked “Cancelled” by the Company.

5.                  Representations, Warranties and Covenants of the Option Holder. The Option Holder represents, warrants and covenants as follows:

5.1.            The Option Holder has full power and authority to enter into, execute, deliver and perform the Option Holder’s obligations under this Agreement, to make the representations, warranties and covenants herein contained and to perform the Option Holder’s obligations hereunder and thereunder. Neither the execution or delivery of this Agreement nor the release set forth in Section 5 hereto, nor the consummation of the transactions contemplated hereby, will violate any agreement, law, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Option Holder is subject.

5.2.            The Option Holder owns the Options free and clear of any security interests, liens, pledges, claims, options, charges or other encumbrances and has not assigned, transferred or conveyed any right, title or interest in or to any of the Options nor has the Option Holder exercised or purported to exercise any of the Options.

5.3.            The Option Holder hereby acknowledges the following:  (i) the Company and its representatives have material, non-public information relating to the Company, including current information relating to the Company’s results of operations, plans, prospects, and liquidity; (ii) any non-public information may impact the value of the Common Stock; (iii) Option Holder has not requested and does not wish to receive any non-public information from the Company or its representatives; (iv) as a consequence of the foregoing, there may exist a disparity of information between the Option Holder and the Company and its representatives with respect to the Common Stock and the Company; and (v) notwithstanding any such disparity of information, the Option Holder has determined to enter into this Agreement and terminate the Options.

6.                  Form W-9 or Form W-8BEN. Concurrently with the execution and delivery of this Agreement, the Option Holder is delivering to the Company a completed Form W-9 or Form W-8BEN, as applicable.

7.                  Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute the same agreement. Delivery by facsimile, electronic mail or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement.

8.                  Severability. If any provision of this Agreement or in any document referred to herein shall be determined to be illegal, void or unenforceable, all other provisions of this Agreement or in any other document referred to herein shall not be affected and shall remain in full force and effect.

9.                  Applicable Law. This Agreement shall be interpreted and enforced in accordance with, and governed by, the laws of Delaware without regard to any conflicts of laws provisions or principles thereof that would apply the laws of another jurisdiction. THE OPTION HOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THE OPTION HOLDER MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

10.              Company Representation. The Company has full power and authority to enter into, execute, deliver and perform the Company’s obligations under this Agreement. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, will violate any agreement, law, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company is subject. The Company represents that it has not made available or disclosed to Option Holder, either verbally or in writing, any material, non-public information related to the Company as of the Effective Date.

11.              Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by both parties hereto.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Option Termination Agreement to be executed on its behalf as of the day and year first above written.

THE COMPANY: GLOBALSCAPE, INC.

By:
Name:
Title:

THE OPTION HOLDER:

By:
James W. Albrecht, Jr.

Exhibit A

Options & Options Agreements

Agreement	Date of Grant	Exercise Price	Number of Options Granted	Number of Vested and Outstanding Options
Non-Qualified Stock Option Agreement	7/10/2012	$2.10	150,000	150,000
Non-Qualified Stock Option Agreement	2/9/2015	$3.20	75,000	75,000
Incentive Stock Option Agreement	2/1/2016	$3.52	85,227	56,818
Non-Qualified Stock Option Agreement	2/1/2016	$3.52	14,773	9,849
Incentive Stock Option Agreement	2/8/2017	$3.73	26,809	8,936
Non-Qualified Stock Option Agreement	2/8/2017	$3.73	73,191	24,397
Total			425,000	325,000

Exhibit B

Option Holder ACH Instructions

Bank:

ABA #

Account Name: James W. Albrecht, Jr.

Account No.:

Exhibit C

Taxes Withheld

FIT	$200,679.46
Medicare	$11,089.75
Social Security	$8,239.80